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                                                                    Exhibit 99.1


[SS&C PRESS RELEASE GRAPHIC]


FOR IMMEDIATE RELEASE

Contact:
 Patrick Pedonti, Chief Financial Officer (860) 298-4738
 Lese Amato, Investor Relations (860) 298-4653
 E-mail: InvestorRelations@sscinc.com


              SS&C TECHNOLOGIES, INC. RAISES GUIDANCE FOR Q4 2003
                           SETS EARNINGS RELEASE DATE

WINDSOR, CT - January 7, 2004 SS&C Technologies, Inc. (Nasdaq:SSNC) today announced it expects revenues to be approximately $17.8 million and earnings per diluted share to be $0.27 to $0.28 for the quarter ended December 31, 2003. These estimates replace the prior guidance of $16 to $18 million in revenue and earnings of $0.23 to $0.26 cents per diluted share. SS&C's Chief Financial Officer, Patrick Pedonti commented: "Q4 revenue is at the high end of the range in all areas of our business in license, professional services and outsourcing."

SS&C Technologies, Inc. will announce its 4th Quarter 2003 financial results after the close of the market on Thursday, January 29, 2004. The earnings conference call, to discuss Q4 2003 results will take place on the same date at 5:00 p.m. Eastern Time.

ABOUT SS&C TECHNOLOGIES

SS&C focuses exclusively on the financial services industry with a global client base that manages over $4 trillion in assets. Each of the products in SS&C's suite of highly specialized solutions is in the top tier of competitive offerings in the marketplace. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) commercial lending, 2) financial institutions,
3) hedge funds and family offices, 4) insurance entities and pension funds, 5) institutional asset management, 6) municipal finance and 7) real estate property management. SS&C is publicly traded on NASDAQ under the symbol "SSNC".
Additional information is available at www.ssctech.com.
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This press release contains forward-looking statements relating to the Company's expected revenues and earnings per share for 2004. Such statements reflect management's best judgment based on factors currently known but are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company's ability to finalize large client contracts, fluctuations in customer demand for the Company's products and services, intensity of competition from other application vendors, delays in product development, the Company's ability to control expenses, general economic and industry conditions, terrorist activities, and those risks described in the Company's filings with the Securities and Exchange Commission, including without limitation, the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2003. SS&C cautions investors that it may not update any or all of the foregoing forward-looking statements.